Exhibit 99.1

Amicus Therapeutics Announces Third Quarter 2016

Financial Results and Corporate Updates

Strong Momentum for Galafold Launch in Europe and Further Global Regulatory Submissions

Initial Data from Pompe Phase 1/2 Clinical Study on Track for 4Q16

CRANBURY, NJ, November 7, 2016 — Amicus Therapeutics (Nasdaq: FOLD), a global biotechnology company at the forefront of therapies for rare and orphan diseases, today announced financial results for the third quarter ended September 30, 2016. The Company also provided program updates and reiterated full-year 2016 net cash spend guidance.

“During the third quarter we continued to execute toward our vision to build a leading global biotechnology company delivering meaningful benefits to people living with devastating rare diseases,” stated John F. Crowley, Chairman and Chief Executive Officer of Amicus Therapeutics, Inc. “We are most pleased with the continued strong momentum in the very early stages of our product launch in Europe. Fifty patients, most of whom have switched from existing approved ERT products, have been prescribed Galafold as of the end of October. The vast majority of these new Galafold patients are in Germany, which is the only nation in the EU where Galafold is fully commercially available. It is wonderful to be able to begin to offer a new therapeutic option to Fabry patients and physicians with our oral, precision small molecule medicine, Galafold.  We also remain sharply focused on additional key strategic priorities, including: 1) further global regulatory submissions for migalastat, including a Japanese NDA and clarity on the optimal U.S. regulatory pathway; 2) the advancement of our clinical programs in Pompe and epidermolysis bullosa (EB); 3) a strong balance sheet, and 4) the expansion of our biologics pipeline. We continue to believe that we have one of the best portfolios within the rare and orphan diseases that is uniquely differentiated by our strong science, novel technology platforms, and our incorporation of the patient’s perspective at every stage of the drug development process.”

Third Quarter 2016 Financial Results

•                  Total product revenue in the third quarter of 2016 was approximately $2.1 million, which represents commercial sales of Galafold (migalastat) in Germany as well as reimbursed Expanded Access Programs (EAPs) in two countries.

•                  Cash, cash equivalents, and marketable securities totaled $212.4 million at September 30, 2016 compared to $214.2 million at June 30, 2016.

•                  Total operating expenses in the third quarter of 2016 increased to $46.7 million compared to $38.0 million for the third quarter 2015 primarily due to increases in commercial costs for the Fabry monotherapy program and the addition of the Phase 3 SD-101 program for EB.

•                  Net loss was $46.7 million, or $0.33 per share in the third quarter of 2016, compared to a net loss of $37.8 million, or $0.32 per share, for the third quarter of 2015.

2016 Financial Guidance

Cash, cash equivalents, and marketable securities totaled $212.4 million at September 30, 2016. As previously announced, the Company strengthened the balance sheet during the third quarter of 2016 with $39.3 million in net proceeds through the at-the-market (ATM) facility and has raised the full $100 million allotted for the ATM facility. The Company expects to remain within the original 2016 net cash spend guidance of between $135 million and $155 million.

Program Highlights

Migalastat for Fabry Disease

Migalastat is an oral precision medicine intended to treat Fabry disease in patients who have amenable genetic mutations. As previously announced, the European Commission has granted full approval for migalastat, under the trade name Galafold™, as a first line therapy for long-term treatment of adults and adolescents aged 16 years and older with a confirmed diagnosis of Fabry disease (alpha-galactosidase A deficiency) and who have an amenable mutation.

International Launch and Expanded Access Programs (EAP):

•                  50 patients (naïve and ERT-switch) on reimbursed Galafold as of October 31, 2016

•                  5 countries with reimbursement (commercial or EAP)

•                  Reimbursement dossiers submitted and pricing discussions are now underway in 15 countries.

Regulatory Updates:

•                  Swissmedic in Switzerland approved Galafold for long-term treatment of adults and adolescents aged 16 years and older with a confirmed diagnosis of Fabry disease and who have an amenable mutation

•                  The Committee for Medicinal Products for Human Use (CHMP) agreed to 44 new amenable mutations and the EU label is being updated to include a total of 313 amenable mutations

•                  Regulatory submissions completed in six additional territories outside the EU

Anticipated Upcoming Fabry Disease Program Milestones:

•                  EU commercial reimbursement and EAP in additional territories

•                  Regulatory submissions in additional territories that accept the marketing authorization application (MAA) as basis for submission

•                  U.S. regulatory update on optimal filing pathway for migalastat anticipated by year-end

•                  Fabry ERT cell line development and program update

•                  Japanese regulatory submission (J-NDA) targeted for 1H17 on accelerated timeline

ATB200/AT2221 for Pompe Disease

Patient dosing is underway in a global clinical study (ATB200-02) to investigate ATB200/AT2221, a novel treatment paradigm that consists of ATB200, a uniquely engineered recombinant human acid alpha-glucosidase (rhGAA) enzyme with an optimized carbohydrate structure to enhance uptake, co-administered with AT2221, a pharmacological chaperone. The study is enrolling 3 cohorts of patients, including ambulatory ERT-switch patients (Cohort 1), non-ambulatory ERT-switch patients (Cohort 2), and ERT-naïve patients (Cohort 3). The Data Safety Monitoring Board (DSMB) for ATB200-02 completed a safety review of initial patients in Cohort 1 during the third quarter. Following this positive DSMB safety review, enrollment of Cohorts 2-3 is currently underway.

Anticipated Upcoming Pompe Disease Program Milestones:

•                  Data from clinical study ATB200-02 in first four ambulatory ERT-switch patients on track by year-end 2016

•                  Additional ATB200-02 study data in naïve and non-ambulatory patients, as well as initial extension-phase data on ambulatory ERT-switch patients, throughout 1H17

SD-101 for Epidermolysis Bullosa (EB)

SD-101 is a novel, late-stage, proprietary topical treatment and potential first-to-market therapy for EB. SD-101 is currently being investigated in a registration-directed Phase 3 study (ESSENCE, also known as SD-005) to support global regulatory submissions. The ESSENCE study is enrolling patients who have a documented diagnosis of Simplex, Recessive Dystrophic, or Junctional non-Herlitz EB. All (100%) patients completing the primary treatment period of the Phase 3 study have elected to continue in the open-label extension study. A total of 28 sites in the U.S., Europe, and Australia are currently open for enrollment.

SD-101 was granted FDA Breakthrough Therapy designation in 2013 based on results from a Phase 2a study for the treatment of lesions in patients suffering with EB. SD-101 is the first-ever treatment in clinical studies to show improvements in wound closure across all major EB types.

Anticipated EB Program Milestones:

•                  Top-line data from the Phase 3 ESSENCE study of SD-101 (1H17)

Conference Call and Webcast

Amicus Therapeutics will host a conference call and audio webcast today, November 7, 2016 at 8:30 a.m. ET to discuss third quarter 2016 financial results and corporate updates. Interested participants and investors may access the conference call by dialing 877-303-5859 (U.S./Canada) or 678-224-7784 (international).

An audio webcast and slides can also be accessed via the Investors section of the Amicus Therapeutics corporate web site at http://ir.amicusrx.com/events.cfm, and will be archived for 30 days. Web participants are encouraged to go to the web site 15 minutes prior to the start of the call to register, download and install any necessary software. A telephonic replay of the call will be available for seven days beginning at 11:30 a.m. ET today. Access numbers for this replay are 855-859-2056 (U.S./Canada) and 404-537-3406 (international); participant code 10205490.

About Galafold™ and Amenable Mutations

Galafold™ (migalastat) is a first-in-class chaperone therapy approved in the EU as a monotherapy for Fabry disease in patients with amenable mutations. Galafold works by stabilizing the body’s own dysfunctional enzyme, so it can clear the accumulation of disease substrate in patients who have amenable mutations.  A proprietary in vitro assay (Galafold Amenability Assay) was used to classify more than 800 known GLA mutations as “amenable” or “not amenable” to treatment with Galafold. The current label includes all 269 GLA mutations that have been identified and determined to be amenable based on the Galafold Amenability Assay, which represent between 35% and 50% of the currently diagnosed Fabry population.

Healthcare providers in the EU may access the website www.galafoldamenabilitytable.com to quickly and accurately identify which mutations are categorized as “amenable” or “not amenable” to Galafold. Amicus expects to submit updates to the label as additional GLA mutations are identified and tested in the Galafold Amenability Assay.

Important Safety Information

Treatment with GALAFOLD should be initiated and supervised by specialists experienced in the diagnosis and treatment of Fabry disease. GALAFOLD is not recommended for use in patients with a nonamenable mutation.

•                  GALAFOLD is not intended for concomitant use with enzyme replacement therapy.

•                  GALAFOLD is not recommended for use in patients with Fabry disease who have severe renal impairment (<30 mL/min/1.73 m(2)). The safety and efficacy of GALAFOLD in children 0—15 years of age have not yet been established.

•                  No dosage adjustments are required in patients with hepatic impairment or in the elderly population.

•                  There is very limited experience with the use of this medicine in pregnant women. If you are pregnant, think you may be pregnant, or are planning to have a baby, do not take this medicine until you have checked with your doctor, pharmacist, or nurse.

•                  While taking GALAFOLD, effective birth control should be used. It is not known whether GALAFOLD is excreted in human milk.

•                  Contraindications to GALAFOLD include hypersensitivity to the active substance or to any of the excipients listed in the PRESCRIBING INFORMATION.

•                  It is advised to periodically monitor renal function, echocardiographic parameters and biochemical markers (every 6 months) in patients initiated on GALAFOLD or switched to GALAFOLD.

•                  OVERDOSE: General medical care is recommended in the case of GALAFOLD overdose.

•                  The most common adverse reaction reported was headache, which was experienced by approximately 10% of patients who received GALAFOLD. For a complete list of adverse reactions, please review the SUMMARY OF PRODUCT CHARACTERISTICS.

•                  Call your doctor for medical advice about side effects.

For further important safety information for Galafold, including posology and method of administration, special warnings, drug interactions and adverse drug reactions, please see the European SmPC for Galafold available from the EMA website at www.ema.europa.eu.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq: FOLD) is a biotechnology company at the forefront of therapies for rare and orphan diseases. The Company has a robust pipeline of advanced therapies for a broad range of human genetic diseases. Amicus’ lead programs in development include the small molecule pharmacological chaperone migalastat as a monotherapy for Fabry disease, SD-101 for Epidermolysis Bullosa (EB), as well as novel enzyme replacement therapy (ERT) and biologic products for Fabry disease, Pompe disease, and other rare and devastating diseases.

Forward-Looking Statements

This press release and conference call slides contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to preclinical and clinical development of our product candidates, the timing and reporting of results from preclinical studies and clinical trials, the prospects and timing of the potential regulatory approval of our product candidates, commercialization plans, financing plans, and the projected cash position for the Company. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong and can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. For example, with respect to statements regarding the goals, progress, timing, and outcomes of discussions with regulatory authorities, and in particular the potential goals, progress, timing, and results of preclinical studies and clinical trials, actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in our business, including, without limitation: the potential that results of clinical or preclinical studies indicate that the product candidates are unsafe or ineffective; the potential that it may be difficult to enroll patients in our clinical trials; the potential that regulatory authorities, including the FDA, EMA, and PMDA, may not grant or may delay approval for our product candidates; the potential that we may not be successful in commercializing Galafold in Europe or our other product candidates if and when approved; the potential that preclinical and clinical studies could be delayed because we identify serious side effects or other safety issues; and the potential that we will need additional funding to complete all of our studies. Further, the results of earlier preclinical studies and/or clinical trials may not be predictive of future results. With respect to statements regarding projections of the Company’s cash position, actual results may differ based on market factors and the Company’s ability to execute its operational and budget plans. In addition, all forward-looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2015 as well as our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

CONTACTS:

Investors/Media:

Amicus Therapeutics

Sara Pellegrino

Senior Director, Investor Relations

spellegrino@amicusrx.com

(609) 662-5044

Media:

MWW PR

Sean Conley

sconley@mww.com

(646) 381-9096

Table 1

Amicus Therapeutics, Inc.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2016	2015	2016	2015

Net product sales	$2,127	$—	$2,127	$—
Cost of goods sold	344	—	344	—
Gross profit	1,783	—	1,783	—
Operating Expenses:
Research and development	32,457	20,971	74,163	54,318
Selling, general and administrative	17,469	15,372	52,470	30,077
Changes in fair value of contingent consideration payable	(4,110)	1,300	9,228	2,400
Restructuring charges	11	7	69	44
Loss on extinguishment of debt	—	—	—	952
Depreciation	896	395	2,336	1,256
Total operating expenses	46,723	38,045	138,266	89,047
Loss from operations	(44,940)	(38,045)	(136,483)	(89,047)
Other income (expenses):
Interest income	460	316	1,098	645
Interest expense	(1,517)	(17)	(3,517)	(727)
Other expense	(910)	(54)	(3,199)	(93)
Loss before income tax benefit	(46,907)	(37,800)	(142,101)	(89,222)
Income tax benefit	253	—	706	—
Net loss	(46,654)	(37,800)	(141,395)	(89,222)

Net loss per common share — basic and diluted	$(0.33)	$(0.32)	$(1.07)	$(0.85)
Weighted-average common shares outstanding — basic and diluted	140,656,109	118,724,882	131,675,690	104,885,956

Table 2

Amicus Therapeutics, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	September 30, 2016	December 31, 2015
Assets:
Current assets:
Cash and cash equivalents	$33,115	$69,485
Investments in marketable securities	179,284	144,548
Accounts receivable	864	—
Inventories	3,251	—
Prepaid expenses and other current assets	5,198	2,568
Total current assets	221,712	216,601
Property and equipment, less accumulated depreciation of $15,181 and $13,353 at September 30, 2016 and December 31, 2015, respectively	10,183	6,178
In-process research & development	486,700	486,700
Goodwill	197,797	197,797
Other non-current assets	1,788	1,108
Total Assets	$918,180	$908,384

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$29,013	$32,216
Contingent consideration payable, current portion	55,992	41,400
Other current liabilities	607	—
Total current liabilities	85,612	73,616

Deferred reimbursements	35,756	35,756
Due to related party	44,047	41,601
Unsecured notes payable	21,977	—
Contingent consideration payable, less current portion	216,198	232,677
Deferred tax liability	176,219	176,219
Other non-current liabilities	1,816	681

Commitments and contingencies

Stockholders’ equity:
Common stock, $.01 par value, 250,000,000 authorized, 142,273,085 shares issued and outstanding at September 30, 2016, 250,000,000 shares authorized, 125,027,034 shares issued and outstanding at December 31, 2015	1,478	1,306
Additional paid-in capital	1,038,613	917,454
Accumulated other comprehensive loss:
Foreign currency translation adjustment, less tax benefit of $706 at September 30, 2016	1,062	—
Unrealized gain/ (loss) on available-for securities	287	(115)
Warrants	16,076	8,755
Accumulated deficit	(720,961)	(579,566)
Total stockholders’ equity	336,555	347,834
Total Liabilities and Stockholders’ Equity	$918,180	$908,384